UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                         SEC FILE NUMBER 0-29192
                                                                         -------
                                   FORM 12B-25
                                                          CUSIP NUMBER ________
                           NOTIFICATION OF LATE FILING

(Check one):  X   Form 10-KSB  ___  Form 10-F ____  Form 10-QSB   ___ Form N-SAR
            -----

                  For Period Ended:        December 31, 2004
                  ___      Transition Report on Form 10-K
                  ___      Transition Report on Form 20-F
                  ___      Transition Report on Form 11-K
                  ___      Transition Report on Form 10-Q
                  ___      Transition Report on Form N-SAR

                  For the Transition Period Ended:
                                                  -----------------------------

Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

         Puradyn Filter Technologies Incorporated
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Full Name of Registrant


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Former Name if Applicable


         2017 High Ridge Road
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Address of Principal Executive Office (Street and Number)


         Boynton Beach, Florida   33426
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City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      |  (a)  The reason described in reasonable detail in Part III of this form
      |       could not be eliminated without unreasonable effort or expense
      |  (b)  The subject annual report, semi-annual report, transition report
      |       on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
[ X ] |       thereof, will be filed on or before the fifteenth calendar day
      |       following the prescribed due date; or the subject quarterly report
      |       or transition report on Form 10-Q, or portion thereof will be
      |       filed on or before the fifth calendar day following the prescribed
      |       due date; and
      |  (c)  The accountant's statement or other exhibit required by Rule
              12b-25(C) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

REGISTRANT HAS RECENTLY CHANGED AUDITORS AND ITS CHIEF FINANCIAL OFFICER AND NEEDS ADDITIONAL TIME TO COMPLETE FINANCIALS.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Cindy Gimler                  561                    547-9499
         ----------------------         -----------           -----------------
                (Name)                  (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
       answer is no, identify report(s).             Yes   X        No
                                                        -------          ------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                     Yes            No     X
                                                        ------           ------

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                    Puradyn Filter Technologies Incorporated
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     April 1, 2005                  By  /s/ Cindy Gimler
      -------------------                  -------------------------------------
                                           Cindy Gimler, Chief Financial Officer